EXHIBIT 2.1
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       GENERAL AND LIMITED PARTNER INTEREST ASSIGNMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the 10th day of October, 2001 by and among Maxum LLC, a Nevada limited liability company (the "GP Buyer"), Western Real Estate Investments, LLC, a Delaware limited liability company (the "LP Buyer" and, together with the GP Buyer, the "Buyers"), RAM Funding, Inc., a Delaware corporation (the "MGP Seller"), Presidio AGP Corp., a Delaware corporation (the "AGP Seller" and, together with the MGP Seller, the "GP Sellers"), and the affiliates of the GP Sellers set forth on the signature page hereof (the "LP Sellers" and, together with the GP Sellers, the "Sellers").


                              WITNESSETH
                              ----------

     WHEREAS, the GP Sellers are the general partners of Resources Accrued Mortgage Investors 2 L.P., a Delaware limited partnership (the
"Partnership").

     WHEREAS, each of the LP Sellers is an affiliate of one or both of the GP Sellers and a limited partner of the Partnership.

     WHEREAS, the MGP Seller desires to sell to the GP Buyer, and the GP Buyer desires to acquire from the MGP Seller, all of the MGP Seller's rights and interests (economic and otherwise), duties, liabilities and obligations (the "MGP Transferred Interest") as set forth in the Partnership's Amended and Restated Agreement of Limited Partnership, as amended to date (the "Partnership Agreement"), subject to the terms and provisions set forth below.

     WHEREAS, the AGP Seller desires to sell to the GP Buyer, and the GP Buyer desires to acquire from the AGP Seller, all of the AGP Seller's rights and interests (economic and otherwise), duties, liabilities and obligations as set forth in the Partnership Agreement (the "AGP Transferred Interest" and, together with the MGP Transferred Interest, the "GP Transferred Interests"), subject to the terms and provisions set forth below.

     WHEREAS, each of the LP Sellers desire to sell to the LP Buyer, and the LP Buyer desires to acquire from each of the LP Sellers, all of such LP Seller's units of limited partnership interest in the Partnership (the "Transferred Units"), subject to the terms and provisions set forth below.

     NOW, THEREFORE, it is hereby agreed, by and between the parties hereto, as follows:


                               ARTICLE I
                   SALE AGREEMENT AND PURCHASE PRICE
                   ---------------------------------

     1.1 AGREEMENT FOR SALE AND PURCHASE. For the consideration and subject to the terms and conditions herein set forth, and in reliance upon the representations, warranties, covenants and undertakings herein contained,

           (a) the MGP Seller hereby agrees to sell, transfer, assign, convey, set over and confirm the MGP Transferred Interest unto the GP Buyer and the GP Buyer hereby agrees to purchase the said MGP Transferred Interest from the MGP Seller, free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever other than the terms, covenants and provisions of the Partnership Agreement and this Agreement;



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           (b)   the AGP Seller hereby agrees to sell, transfer, assign,
convey, set over and confirm the AGP Transferred Interest unto the GP Buyer and the GP Buyer hereby agrees to purchase the said AGP Transferred Interest from the AGP Seller, free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever other than the terms, covenants and provisions of the Partnership Agreement and this Agreement;

           (c) each of the LP Sellers hereby agrees to sell, transfer, assign, convey, set over and confirm its Transferred Units unto the LP Buyer and the LP Buyer hereby agrees to purchase the said Transferred Units from the LP Sellers, free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever other than the terms, covenants and provisions of the Partnership Agreement and this Agreement; PROVIDED, HOWEVER, that, if, prior to the Closing (as each is hereinafter defined), (i) the Partnership shall not have entered into a settlement agreement with respect to the action commenced by Dr. Warren Heller, on behalf of himself and all others similarly situated, against each of the GP Sellers, NorthStar Capital Investment Corp. and Charbird Enterprises, LLC, defendants, and the Partnership, as nominal defendant, in the Delaware Court of Chancery (the "Class Action") or (ii) the limited partners of the Partnership shall not have received the full amount payable to them in accordance with the terms of any settlement agreement entered into with respect to the Class Action, the Sellers shall retain the right to receive all amounts payable with respect to their respective Transferred Units upon any payment made to the limited partners of the Partnership following the Closing in accordance with the terms of any such settlement agreement; and

           (d) for purposes hereof, settlement of the Class Action is only for amounts received from third parties and will not include distributions of the Partnership's funds.

     1.2   PURCHASE PRICE.

           (a)   TRANSFERRED GP INTERESTS.

           (i) In consideration of the sale of the MGP Transferred Interest, the GP Buyer agrees to pay to the MGP Seller the sum of Nine Hundred Eighty Thousand Dollars ($980,000).

           (ii) In consideration of the sale of the AGP Transferred Interest, the GP Buyer agrees to pay to the AGP Seller the sum of Twenty Thousand Dollars ($20,000).

           (b) TRANSFERRED UNITS. In consideration of the sale of the Transferred Units, the LP Buyer agrees to:

           (i) pay to each of the LP Sellers for each Transferred Unit owned by such LP Seller, the sum of (A) Seventy-Five Dollars and Fifty-Two Cents ($75.52) PLUS (B) an amount equal to the total amount of accounts receivable of the Partnership, calculated in accordance with generally accepted accounting principles ("GAAP"), which are less than 30 days old on the Closing Date (as hereinafter defined), excluding any amounts owed by High Cash Partners, L.P. ("High Cash") with respect to the Property (as defined below), divided by 187,919 MINUS (C) an amount equal to the total amount of accounts payable by the Partnership, calculated in accordance with GAAP, divided by 187,919 PLUS OR MINUS (D) normal prorations MINUS (E) any distributions received prior to the Closing Date by the Partnership from High Cash above the normal operating cash flow of High Cash, divided by 187,919; and

           (ii) assign to the LP Sellers all of the LP Buyer's right, title and interest in and to any distributions paid to the LP Buyer on account of the Class Action, except the distributions set forth in
     Section 3.2(b) hereof.



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           (c)   PAYMENT.  The purchase price payable pursuant to
Sections 1.2(a) and 1.2(b) above shall be paid by the GP Buyer or the LP Buyer, as the case may be, in cash at the Closing; PROVIDED, HOWEVER, that, in the event that, prior to the Closing, (i) the Partnership shall not have entered into a settlement agreement with respect to the Class Action or
(ii) the limited partners of the Partnership shall not have received the full amount payable to them in accordance with the terms of any settlement agreement entered into with respect to the Class Action, the Sellers shall retain the right to receive all amounts payable with respect to their respective Transferred Units upon any payment made to the limited partners of the Partnership following the Closing in accordance with the terms of any such settlement agreement.


                              ARTICLE II
                    REPRESENTATIONS AND WARRANTIES
                    ------------------------------

     2.1 Each of the Sellers hereby jointly and severally represents and warrants to the Buyers, and to the successors and assigns of the Buyers, as follows:

           (a) AUTHORITY. The execution, delivery and performance of each of the LP Seller's obligations and responsibilities under this Agreement and the sale of each of the LP Seller's Transferred Units by such LP Seller have been duly and validly authorized and all requisite action will have been taken as of the Closing Date to make this Agreement valid and binding upon such LP Seller.

           (b) NO BREACH OF OTHER AGREEMENTS. Neither the execution and delivery of this Agreement by the Seller nor, with respect to the sale of the GP Transferred Interests and the Transferred Units so long as the requisite consent of limited partners of the Partnership is obtained, the performance by such Seller of his or its obligations hereunder will (i) result in a breach, violation or default by such Seller of any provision of law or of the Partnership Agreement or of any other agreement or arrangement to which such Seller or the Partnership is a party including, but not limited to, any and all documents, agreements and arrangements between the Partnership and High Cash (the "High Cash Documents"), or (ii) create or impose (or result in the creation or imposition of) any security interest, lien or other encumbrance upon, with respect to the MGP Seller, the MGP Transferred Interest or any part thereof or interest therein, or, with respect to the AGP Seller, the AGP Transferred Interest or any part thereof or interest therein, or, with respect to the LP Sellers, the Transferred Units being transferred by the respective LP Seller or any part thereof or interest therein.

           (c) OWNERSHIP OF SELLERS' INTERESTS AND/OR UNITS. The GP Transferred Interests are the entire general partnership interests in the Partnership and are owned by the MGP Seller, with respect to the MGP Transferred Interest, and the AGP Seller, with respect to the AGP Transferred Interest, free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever, other than the liabilities and obligations applicable to the ownership of the general partnership interests in the Partnership as set forth in the Partnership Agreement and this Agreement. No other person or entity has any right or interest in the GP Transferred Interests, or in the income, profits, cash flow or distribution rights attendant thereto.





                 Each of the LP Sellers owns the Transferred Units being transferred by such LP Seller free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever, other than the liabilities and obligations applicable to the ownership of the limited partnership interests in the Partnership as set forth in the Partnership Agreement and this Agreement. No other person or entity has any right or interest in any of the Transferred Units, or in the income, profits, cash flow or distribution rights attendant thereto. Neither of the GP Sellers owns any units of limited partnership in the Partnership ("Units") and none of the LP Sellers owns any Units other than the Transferred Units.

           (d) LAWS, GOVERNMENTAL ORDERS AND LITIGATION RELATING TO SALE TRANSACTION. There is no litigation, suit, claim, demand or governmental or other proceeding, including any bankruptcy or insolvency proceeding, pending, or to the knowledge of either of the GP Sellers, threatened against any of the Sellers or the Partnership which in any way relates to or affects the purchase by either of the Buyers of any of the GP Transferred Interests or the Transferred Units, as the case may be. With the exception of the Class Action, neither of the GP Sellers nor any LP Seller is a party to any pending or, to any of their knowledge, threatened litigation which in any way relates to the GP Transferred Interests, the Transferred Units, the Partnership or its assets. Neither the GP Sellers, the LP Sellers nor the Partnership is a party to, subject to or bound by any agreement or any law, judgment, order, writ, injunction or decree of any court or governmental body which could prevent or adversely affect in any manner the carrying out of the sale of the GP Transferred Interests or the Transferred Units pursuant to this Agreement.

           (e) NO RIGHTS TO PURCHASE INTERESTS. No person, firm, corporation or other entity has any right or option to purchase or otherwise acquire all or any part of the GP Transferred Interests or the Transferred Units other than the rights of the Buyers hereunder.

           (f) NO THIRD PARTY APPROVALS. Except for the consent of the requisite percentage of limited partners of the Partnership with respect to the sale of the MGP Transferred Interest, each of the GP Sellers and each of the LP Sellers may transfer and sell its GP Transferred Interests, with respect to the GP Sellers, and Transferred Units, with respect to the LP Sellers, as herein contemplated without obtaining the consent or approval of any person or entity, including any governmental entity.

           (g) MEMBER DISTRIBUTIONS. Each of the Sellers has received all distributions and payments which such Seller is entitled to receive as of the date of this Agreement pursuant to the provisions of the Partnership Agreement and this Agreement. Each of the Sellers acknowledges that it has no claims of any kind or nature against the Partnership except with respect to (i) its indemnification rights as provided for in the Partnership Agreement and (ii) any amounts paid or payable to owners of Units in settlement of the Class Action, including amounts due to the LP Buyer based on its 10,433 Units, all rights to which the LP Buyer has transferred to the LP Sellers, and on the Closing Date such Seller will deliver a general release of any rights or claims against the Partnership, the Buyers and each of their respective partners, managers, members, agents, officers and directors, except with respect to its indemnification rights as provided for under the Partnership Agreement and any payment in connection with the settlement of the Class Action. Each of the Seller's indemnification rights discussed herein will be assigned by its percentage ownership in the Partnership immediately prior to the Closing to the Buyers.

           (h) CONTRACTS WITH AFFILIATES. Neither the Partnership nor either of the GP Sellers or any LP Seller is a party to any contract, agreement or understanding, written or oral, with any Affiliate (as defined in the Partnership Agreement) thereof which affects the Partnership or its business operations or assets with the exception of the Services Agreement (as defined below) and the Management Agreement (as defined below).





           (i) NO AMOUNTS PAYABLE TO SELLERS. No amounts are payable to either of the GP Sellers by the Partnership pursuant to Section 9.8 of the Partnership Agreement or to the MGP Seller by the Partnership pursuant to Sections 17.4 and/or 17.5 of the Partnership Agreement. Each of the GP Sellers hereby waives any and all rights afforded to either or both of them under Sections 9.8, 17.4 and/or 17.5 of the Partnership Agreement. No amounts are payable to any of the LP Sellers by the Partnership or either of the GP Sellers except with respect to any amount paid in settlement of the Class Action.

     2.2 REPRESENTATIONS AND WARRANTIES OF THE GP SELLERS. Each of the GP Sellers, jointly and severally, hereby represents and warrants to the Buyers, and to the successors and assigns of the Buyers, as follows:

           (a) AUTHORITY. The execution, delivery and performance of each of the GP Seller's obligations and responsibilities under this Agreement and the sale of such GP Seller's MGP Transferred Interest or AGP Transferred Interest, as the case may be, have been duly and validly authorized and all requisite action will have been taken as of the Closing Date (as defined below) to make this Agreement valid and binding upon such GP Seller.

           (b) ORGANIZATION AND STANDING OF THE PARTNERSHIP. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (c) ABSENCE OF UNDISCLOSED LIABILITIES. Except for any liabilities (i) set forth on EXHIBIT A attached to this Agreement, (ii) disclosed in the Partnership's public filings with the Securities and Exchange Commission (the "SEC") and (iii) incurred from and after the date of this Agreement through the Closing Date in the normal course of the Partnership's business, to the knowledge of each of the GP Sellers, the Partnership has and will have, as of the Closing Date, no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, nor does either of the GP Sellers know or have reasonable grounds to know of the basis for the assertion against the Partnership of any material liabilities of any nature. All state and federal income taxes, federal and state withholding taxes, FICA taxes, excise taxes, un-employment compensation taxes, property taxes, real estate taxes and any other applicable taxes for which the Partnership is responsible for any period preceding the Closing Date either have been paid or adequate provision has currently been made for the payment of the same.

           (d)   INSURANCE.  To the GP Sellers' knowledge, since
January 1, 1999, High Cash has maintained comprehensive general liability insurance and casualty insurance on the Property (as defined below) in such amounts and coverages and with the companies as set forth on EXHIBIT B attached to this Agreement.

           (e) LITIGATION. With the exception of the Class Action, there is currently no action, proceeding or investigation pending or, to the knowledge of either of the GP Sellers, threatened against the Partnership before any court or governmental department, commission, board, agency or instrumentality; nor do either of the GP Sellers know of any basis for any such action, proceeding or investigation.

           (f)   HIGH CASH DOCUMENTS.

                 (i) NO DEFAULTS. Except as disclosed in documents which have been filed by the Partnership with the SEC and are available to the public for inspection or copies of which have been provided to the Buyers by the GP Sellers, neither of the GP Sellers is aware of any current or prior default by High Cash with respect to the mortgage (the "Mortgage") held by the Partnership which is secured by the Sierra Marketplace shopping center (the "Property") or




     any other High Cash Document. The Partnership holds the Mortgage free and clear of all liens, claims, charges or encumbrances of any kind or nature whatsoever. No other person or entity has any right or interest in the Mortgage or any other High Cash Document.

                 (ii) NO MODIFICATIONS. None of the High Cash Documents, including, without limitation, the Modification Agreement, has been modified or amended in any respect since the delivery of such High Cash Document by the MGP Seller to the GP Buyer.

           (g) FINANCIAL STATEMENTS. The tax returns, balance sheets, profit and loss statements and other operating statements of the Partnership for calendar years 1999 and 2000 and the current financial statement of the Partnership for the period of January 1, 2001 through June 30, 2001 are true, correct and complete in all material respects.

           (h) NO RIGHTS OF INTEGRATED RESOURCES, INC. Notwithstanding any provision contained in the Partnership Agreement, Integrated Resources, Inc. has no rights, powers, duties or responsibilities whatsoever with respect to the Partnership.

           (i) TRANSFER OF TRANSFERRED UNITS. The assignment of the Transferred Units by the LP Sellers is not restricted under Section 12.3 of the Partnership Agreement.

           (j) LEASES. Each lease which is in effect with respect to any portion of the Property (collectively, the "Leases"), has been delivered by the MGP Seller to the GP Buyer prior to the date hereof. To the GP Sellers' knowledge, after a written inquiry to High Cash or Kestrel Management LP, an affiliate of the Agent ("Kestrel"), each of the Leases is in full force and effect and no party to any of the Leases is in default thereunder. No term or condition of any of the Leases has been amended or modified in any respect since the delivery of such Lease by the MGP Seller to the GP Buyer.

           (k) CONSENT SOLICITATION. All of the information set forth in the Consent Solicitation Statement (as defined below) relating to the Partnership or the Sellers, or any of them, is true and correct in all material respects.

     2.3 REPRESENTATIONS AND WARRANTIES OF THE BUYERS. Each of the Buyers, jointly and severally, hereby represents and warrants to the Sellers as follows:

           (a) ORGANIZATION AND STANDING OF THE BUYERS. The GP Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada. The LP Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

           (b) AUTHORITY. The execution, delivery and performance of this Agreement and the purchase of the GP Transferred Interests by the GP Buyer and the Transferred Units by the LP Buyer have been duly and validly authorized; all requisite corporate action(s) required to have been taken by the Buyers will have been taken as of the Closing Date in order to make this Agreement valid and binding upon the Buyers in accordance with its terms; and neither such execution, delivery or performance, nor the consummation of the purchase of the GP Transferred Interests and the Transferred Units violates any provision of law or the articles of organization of the GP Buyer or the LP Buyer, respectively.

           (c) NO BREACH OF OTHER AGREEMENTS. The execution of this Agreement and the consummation of the purchase of the GP Transferred Interests and the Transferred Units will not conflict with, result in a breach of the terms and conditions of, accelerate any provision of, or constitute any default under any contract or agreement to which the GP Buyer or the LP Buyer, respectively, is a party.





           (d) LAWS, GOVERNMENTAL ORDERS AND LITIGATION. Neither of the Buyers is a party to, subject to or bound by any agreement or any law, judgment, order, writ, injunction or decree of any court or governmental body which could prevent or adversely effect the consummation of the purchase of the GP Transferred Interests, with respect to the GP Buyer, and the Transferred Units, with respect to the LP Buyer. There is no litigation, suit, claim, demand or governmental or other proceeding, including any bankruptcy or insolvency proceeding, pending or, to the knowledge of either of the Buyers, threatened against either of the Buyers which relates to or affects the purchase of the GP Transferred Interests, with respect to the GP Buyer, and the Transferred Units, with respect to the LP Buyer.

           (e) CONSENT SOLICITATION. All of the information set forth in the Consent Solicitation Statement relating to the Buyers, or either of them, is true and correct in all material respects.


                              ARTICLE III
                                CLOSING
                              -----------

     3.1 TIME AND PLACE FOR CLOSING. Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall be scheduled by the GP Buyer and shall take place promptly after the requisite consent of the limited partners of the Partnership has been obtained as contemplated by Section 4.2 hereof. The date on which the transactions herein contemplated shall be consummated is herein referred to as the "Closing Date" and the transactions occurring at that time are herein referred to as the "Closing".

     3.2 CONDITIONS PRECEDENT. The obligations of the Sellers and the Buyers hereunder shall be conditioned upon the following:

           (a) LIMITED PARTNERS CONSENT. The receipt of the consent of the requisite percentage of limited partners of the Partnership as contemplated by Section 4.2 hereof.

           (b) DISTRIBUTIONS. The distribution by the Partnership, prior to the Closing Date, of an amount equal to (i) the total amount of cash held by the Partnership MINUS $500,000 to the general and limited partners of the Partnership in accordance with the provisions of the Partnership Agreement regarding distributions and (ii) the total amount payable to the limited partners of the Partnership based on their respective Units in connection with any settlement of the Class Action which has been agreed upon by the parties thereto and approved by the Delaware Court of Chancery. The parties hereto acknowledge and agree that the funds distributed pursuant to clause (i) of this Section 3.2(b) include any obligations imposed on the Partnership pursuant to any settlement of the Class Action to distribute funds in excess of amounts received by the Partnership from the other defendants to the Class Action.

           (c) ASSIGNMENTS. An Assignment of each of the GP Seller's GP Transferred Interest, and an Assignment of each of the LP Seller's Transferred Units, in the form attached to this Agreement as EXHIBIT C.

           (d) NOTICE TO HIGH CASH. Notice to High Cash, in the form prepared by the GP Buyer and approved by the MGP Seller, advising High Cash of the sale of the GP Transferred Interests to the GP Buyer.

           (e) TERMINATION OF SERVICES TO PARTNERSHIP UNDER SERVICES AGREEMENT. Modification of the Services Agreement (the "Services
Agreement") between Presidio and AP-PCC III, L.P. (the "Agent") such that the Agent is no longer providing any services whatsoever to the Partnership.





           (f) ASSIGNMENT OF MANAGEMENT AGREEMENT AND CONSENT TO ASSIGNMENT. Assignment of the Management Agreement (the "Management Agreement") between High Cash and Kestrel, by Kestrel to the GP Buyer or an Affiliate of the GP Buyer and the consent of High Cash to such assignment.

           (g) ESTOPPEL CERTIFICATES. Receipt of estoppel certificates, in form and substance as mutually agreed upon by the GP Buyer and the MGP Seller, from each tenant of space within the Property listed on EXHIBIT D attached hereto, identifying such tenant's right to purchase any portion of the Property at any time or from time to time after the date hereof.

     3.3 SELLER'S CLOSING DELIVERIES. At (or, as provided below, after) the Closing, each respective Seller shall deliver, or cause to be delivered, to the GP Buyer each of the following instruments, documents or certificates:

           (a) ASSIGNMENT. An Assignment of each of the GP Seller's GP Transferred Interest, and an Assignment of each of the LP Seller's Transferred Units, in the form attached to this Agreement as EXHIBIT C.

           (b) AFFIDAVIT. An affidavit stating the Seller's tax identification number and principal business address and that such Seller is a "United States person" as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

           (c) AMENDMENT TO PARTNERSHIP AGREEMENT. An amendment to the Partnership Agreement pursuant to which (i) the Seller shall withdraw from the Partnership as a general partner and/or limited partner, as the case may be; (ii) the GP Buyer shall be admitted to the Partnership as a substitute general partner in the place and stead of each of the GP Sellers; and (iii) such other amendments that the Buyers and/or the Seller deems reasonably necessary to effect the intent of the transactions contemplated hereby.

           (d) OTHER DOCUMENTS. Such other documents, instruments or agreements which the Seller is required to deliver to the GP Buyer hereunder or which the GP Buyer may, either at or subsequent to the Closing, deem reasonably necessary or desirable in order to consummate the transactions contemplated hereby, or better to vest in the GP Buyer title to the GP Transferred Interests and in the LP Buyer title to the Transferred Units.

           (e) RELEASE. A general release of any rights or claims against the Partnership, the Buyers and each of their respective partners, managers, members, agents, officers and directors, except with respect to claims arising out of this Agreement or any indemnification rights provided for under the Partnership Agreement and any amounts to be paid to the Sellers, or any of them, with respect to any distributions to be made by the Partnership from proceeds of the Class Action settlement.

           (f) CLOSING CERTIFICATE. A certificate stating that each of such Seller's representations and warranties set forth in Section 2.1 and/or Section 2.2 hereof, as the case may be, are true and correct at and as of the Closing Date.

     3.4 MGP SELLER'S CLOSING DELIVERIES. At (or, as provided below, after) the Closing, the MGP Seller shall deliver, or cause to be delivered, to the GP Buyer each of the following instruments, documents or certificates:

           (a) AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP. An amendment to the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State of the State of Delaware immediately following the Closing, which reflects the withdrawal of the GP Sellers and the addition of the GP Buyer as the managing general partner and associate general partner of the Partnership.




           (b) COSTS. A certified check or wire transfer from the Partnership in the amount of the Transaction Costs (as defined in Section 8.1 below) incurred by the Buyers.

           (c) DOCUMENTS. All documents relating to the Partnership's loan to High Cash as modified to the date of delivery hereunder.

     3.5 BUYER'S DELIVERIES. At or prior to the Closing, the GP Buyer and the LP Buyer shall deliver, or cause to be delivered, to each of the
Sellers:

           (a) PURCHASE PRICE. The full amount of the purchase price payable to such Seller by such Buyer pursuant to Section 1.2 above which amount will be paid at such time as each of the conditions precedent to the Closing have been fulfilled and the Sellers' closing deliveries have been received by, and deemed acceptable to, the Buyers;

           (b) RELEASE. A release of any rights or claims against the Partnership, the GP Sellers, the LP Sellers and each of their respective partners, managers, members, agents, affiliates, stockholders, officers and directors, except with respect to any rights or claims arising out of this Agreement.

           (c) CLOSING CERTIFICATE. A certificate stating that all of such Buyer's representations and warranties set forth in Section 2.3 hereof are true and correct at and as of the Closing Date.

     3.6 DELIVERY OF RECORDS; BANK ACCOUNTS. At the Closing, the MGP Seller shall deliver to, or at the direction of the GP Buyer, (a) all records and books of account relating to the Partnership dating from the inception of the Partnership to the Closing Date; and (b) such other financial information in the possession of either of the GP Sellers relating thereto. In addition, both at and after the Closing, each of the GP Sellers will cooperate with the GP Buyer in transferring all bank accounts, or deleting each of the GP Sellers and their representatives as authorized signers and adding the GP Buyer's representatives in their place. Each of the GP Sellers shall also deliver to, or at the direction of, the GP Buyer, both prior to or after the Closing, all documents in the possession of the GP Sellers, or in the possession of either of their agents, which may be necessary or helpful to the GP Buyer in administering the affairs of the Partnership after the Closing.


                              ARTICLE IV
                         PRE-CLOSING COVENANTS
                         ---------------------

     4.1 PARTNERSHIP ACTIONS PRIOR TO CLOSING. Prior to the Closing or earlier termination of this Agreement, each of the Sellers agrees that it shall not, except to the extent such action or inaction is required to be taken in furtherance of its fiduciary duty and notice thereof is given to the GP Buyer, directly or indirectly,

           (a) solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person (other than the Buyers) relating to any transaction involving
(i) the sale of the business or the assets of the Partnership, (ii) any merger, consolidation, business combination or similar transaction involving the Partnership, (iii) the sale, transfer or assignment of the general partner interests in the Partnership or (iv) the election or substitution of anyone other than the GP Buyer as a general partner of the Partnership;





           (b) without the GP Buyer's prior consent, take any action, or cause the Partnership to take any action, other than in the normal course of the Partnership's operations, including, without limitation, (i) entering into any agreement of any kind, in such Seller's individual capacity or on behalf of the Partnership, with the Partnership or any Affiliate of the Partnership or any of the Sellers, (ii) purchasing, in such Seller's individual capacity or on behalf of the Partnership, any general or limited partnership interests of the Partnership and (iii) modifying in any respect the terms of the Mortgage or any other High Cash Document, the Partnership Agreement or any agreement or understanding in connection therewith; or

           (c) take any action which would cause any of its representations and warranties to be untrue in any material respect or which would interfere with its ability to satisfy any condition precedent to the obligations of the Buyers hereunder.

     4.2 CONSENT SOLICITATION. As soon as practicable following the execution of this Agreement, the GP Sellers will take any and all actions as are reasonably required in accordance with the laws of the State of Delaware and the Federal securities laws to solicit, and will use their good faith efforts to obtain, the consent of the limited partners of the Partnership (the "Consent Solicitation") to amending the Partnership Agreement to facilitate the MGP Seller's sale of the MGP Transferred Interest to the GP Buyer and the AGP Seller's sale of the AGP Transferred Interest to the GP Buyer, so that the GP Buyer is substituted for the MGP Seller as the managing general partner of the Partnership and for the AGP Seller as the associate general partner of the partnership (the "Amendment") including, without limitation, preparing and filing with the SEC a Consent Solicitation Statement in substantially the form attached hereto as EXHIBIT E to be distributed to each of the limited partners of the Partnership (the "Consent Solicitation Statement") and timely responding to comments raised by the SEC with respect thereto.

     4.3   COOPERATION IN CONNECTION WITH CONSENT SOLICITATION.  The
Buyers and the Sellers shall cooperate with each other with respect to the Consent Solicitation and the preparation, form and content of the Consent Solicitation Statement to be distributed to the limited partners of the Partnership with the intent of obtaining the consent of a majority of the limited partners to the Amendment. The GP Sellers will designate the solicitation agent, subject to the reasonable approval of the Buyers. Each of the LP Sellers shall vote its Transferred Units in favor of the Amendment. The Buyers shall be entitled to approve the form and substance of the Consent Solicitation Statement, the terms and conditions of the agreement between the Partnership and the solicitation agent and the script for use by such agent in communicating with limited partners and their representatives of the Partnership in connection with the Consent Solicitation. Each of the Buyers and the Sellers covenant and agree that all information set forth with respect to them in the Consent Solicitation Statement shall be true and correct in all material respects.

     4.4 DISTRIBUTION. Immediately prior to the Closing Date, the GP Sellers agree to cause the Partnership to distribute an amount equal to (i) the total amount of cash held by the Partnership MINUS $500,000 to the general and limited partners of the Partnership in accordance with the provisions of the Partnership Agreement regarding distributions and (ii) if required pursuant to a settlement of the Class Action, the total amount payable to the limited partners of the Partnership in accordance with the terms of any such settlement. The parties hereto acknowledge and agree that the funds distributed pursuant to clause (i) of this Section 4.4 include any obligations imposed on the Partnership pursuant to any settlement of the Class Action to distribute funds in excess of amounts received by the Partnership from the other defendants to the Class Action. The parties hereto agree that the Buyers may assign their rights to the distributions described in this Section 4.4 to the Sellers as part of the consideration to the Sellers for the acquisition of the GP Transferred Interests and the Transferred Units.





     4.5 GP SELLER AFFILIATE CONTRACTS. Simultaneously with the Closing, the GP Sellers shall deliver to the GP Buyer (a) a written modification of the Services Agreement between Presidio and the Agent such that the Agent will not provide any services to the Partnership from and after the Closing and (b) a written assignment by Kestrel to, or a subcontract with full indemnification between Kestrel and, the GP Buyer or its affiliate of Kestrel's right, title and interest in and to the Management Agreement between High Cash and Kestrel as of the Closing and written evidence of the consent of High Cash to such assignment or subcontract.

     4.6 NO TAX ELECTION. From the date hereof through the Closing, the Partnership shall not make any election for tax purposes without the prior written approval of the GP Buyer.

     4.7 LEASES. From the date hereof through the Closing, the Partnership, its Affiliates and agents, subject to their fiduciary duties, shall not approve any new lease or extend or modify the terms of any existing lease, and request High Cash not to enter in any lease or extend or modify the terms of any existing lease, with respect to any portion of the Property without the prior written consent of the GP Buyer, which consent shall not be unreasonably withheld.


                               ARTICLE V
                           OTHER AGREEMENTS
                           ----------------

     5.1 FAILURE TO OBTAIN LIMITED PARTNER CONSENT. In the event that the limited partners of the Partnership fail to consent to the Amendment or the Sellers are unable, after undertaking all commercially reasonable efforts, to fulfill their obligations pursuant to Section 3.2, the Buyers and each of their Affiliates who or which owns any Units (the "Buyer Affiliates") shall be entitled to sell to the MGP Seller or any Affiliate thereof selected by the MGP Seller, and the MGP Seller or an Affiliate thereof shall purchase from the Buyers and the Buyer Affiliates, all Units owned by the Buyers and the Buyer Affiliates at a per Unit purchase price equal to (a) One Hundred Thirty-One Dollars and Ninety-Eight Cents ($131.98) MINUS (b) any amount paid to the limited partners of the Partnership based on their respective Units in connection with any settlement of the Class Action which has been agreed upon by the parties thereto PLUS (c) the amount set forth in clause (i) of Section 4.4 above (for purposes of this Section 5.1, the Closing Date referred to in Section
4.4 shall be the Alternative Closing Date) on a per unit basis PLUS (d) an amount equal to the total amount of accounts receivable of the Partnership on the Alternative Closing Date, calculated in accordance with GAAP, excluding any amounts due from High Cash, on a per unit basis. The Buyers shall provide written notice of the exercise their rights under this
Section 5.1 (the "Exercise Notice") to the MGP Seller within 15 days after the termination of this Agreement pursuant to Section 7.1(c) hereof and the MGP Seller or its Affiliate and the Buyers and the Buyer Affiliates shall arrange for a closing date for such sale (the "Alternative Closing Date") which shall take place within 30 days after the date of the Exercise Notice and at which the Buyers and the Buyer Affiliates shall receive payment of the purchase price for their Units in cash in exchange for all Units owned by the Buyers and the Buyer Affiliates. In the event of any such sale, the Buyers and the Buyer Affiliates shall cause all Units owned by them to be transferred free and clear of all liens and shall deliver to the MGP Seller or its Affiliate an assignment in form and substance as set forth on EXHIBIT C attached hereto.





     5.2   NO ACQUISITION OF UNITS.

     (a) Each of the Sellers agrees that it shall not, from and after the date of this Agreement, purchase or otherwise acquire, directly or indirectly, any additional Units of the Partnership.

     (b)   In the event that this Agreement is terminated pursuant to
Section 7.1 hereof, other than as a result of a breach by any Seller pursuant to Section 7.1(b) hereof, each of the Buyers and their Affiliates shall not, for a period of three years from the date of termination, without the prior written consent of the Partnership:

           (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Partnership;

           (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Partnership;

           (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions), any extraordinary transaction involving the Partnership or any of its securities;

           (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(8) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing items (i) through
     (iii);

           (v) provide financing in any form whatsoever to any person or entity for or in connection with any of the foregoing items (i) through (iv).

     5.3   CLASS ACTION.

           (a) SETTLEMENT AGREEMENT. The GP Buyer agrees to implement the terms of any settlement with respect to the Class Action which is entered into in writing prior to the Closing. In the event that no settlement has been agreed upon by the parties on the Closing Date, the GP Buyer agrees to follow the terms of the letter agreement, dated August 21, 2000, with respect to the Class Action which has been entered into by the MGP Seller in negotiating the terms of a final settlement agreement. Notwithstanding anything contained in this Section 5.3, the Sellers acknowledge and agree that the GP Buyer will fulfill its fiduciary obligations to the limited partners of the Partnership in negotiating and entering into any final settlement agreement with respect to the Class Action. In order to facilitate the provisions of this Section 5.3(a), the GP Seller or its Affiliate shall be admitted as a non-equity special manager of the GP Buyer (the "Special Manager"), whose only right shall be to have sole and exclusive authority to settle the Class Action. Upon the dismissal of the Class Action, the members of the GP Buyer will remove the Special Manager. The Special Manager shall agree to indemnify the GP Buyer for any damages resulting from any breach of fiduciary duty by the Special Manager with respect to the settlement of the Class Action. The Special Manager shall have no right to bind the GP Buyer or the Partnership with respect to any issue or matter other than the settlement of the Class Action. Notwithstanding any other provision contained herein, the GP Sellers will not enter into a settlement agreement with respect to the Class Action if the Partnership is required to make any settlement payment unless such proposed payment by the Partnership is agreed to by the GP Buyer, in its sole and absolute discretion. The parties agree that the GP Sellers have no indemnification rights against the Partnership with respect to the Class Action.





           (b) VOTING RIGHTS. If, prior to the Closing, the Partnership shall not have entered into a settlement agreement with respect to the Class Action, the LP Sellers shall retain the right to vote their respective Transferred Units solely upon the terms of any settlement agreement proposed to be entered into following the Closing.


                              ARTICLE VI
                            INDEMNIFICATION
                            ---------------

     6.1 INDEMNIFICATION BY THE SELLERS. Each of the Sellers, jointly and severally, shall hold harmless and indemnify the Buyers and each of the Buyers' respective members, employees, attorneys, agents and other Affiliates and the Partnership (the "Buyer Indemnified Parties") from and against any loss suffered or incurred at any time by either of the Buyers or any of such Buyer Indemnified Parties and that relates to or arises out of, or by virtue of, or is connected with:

           (a) Any breach by any of the Sellers of any of the representations or warranties made by such Seller under or in connection with the Partnership Agreement, this Agreement or the transactions contemplated by this Agreement, or the nonfulfillment of any covenant or agreement on the part of such Seller under or in connection with the Partnership Agreement, this Agreement or the transactions contemplated under this Agreement; or

           (b) Any action, claim, demand or other proceeding asserted against either of the Buyers or any of the Buyer Indemnified Parties or in which either of the Buyers or any of the Buyer Indemnified Parties may become involved on account of an event which occurred prior to the Closing Date.

     6.2 INDEMNIFICATION BY THE BUYERS. Each of the Buyers, jointly and severally, shall hold harmless and indemnify each of the Sellers and its respective partners, employees, attorneys, agents and other Affiliates (the "Seller Indemnified Parties") from and against any loss suffered or incurred at any time by any of them and that relate to or arise out of, or by virtue of, or is connected with:

           (a) Any breach by either of the Buyers of any of the representations or warranties made by such Buyer under this Agreement or the transactions contemplated by this Agreement, or the nonfulfillment of any covenant or agreement on the part of either of the Buyers under this Agreement or the transactions contemplated under this Agreement; or

           (b) Any action, claim, demand or other proceeding asserted against any of the Sellers or any of the Seller Indemnified Parties or in which any of the Sellers or any of the Seller Indemnified Parties may become involved on account of an event which occurs after the Closing Date.


                              ARTICLE VII
                              TERMINATION
                              -----------

     7.1 EVENTS OF TERMINATION. This Agreement shall terminate, as follows:

           (a) upon the mutual written agreement of the MGP Seller and the GP Buyer;

           (b) by either the MGP Seller or the GP Buyer upon the material breach by any Buyer or Seller, respectively, of its obligations under this Agreement within 15 days after the non-breaching party has given written notice of such breach to the other party, which breach has not been cured; or





           (c) subject to the provisions of Section 5.1 hereof, upon the termination of the Consent Solicitation in the event that the requisite number of limited partners of the Partnership do not consent to the Amendment.

     7.2 EFFECTS OF TERMINATION. In the event of the termination of this Agreement for any reason except under Section 7.1(b) as a result of a breach by any Buyer, the MGP Seller shall cause the Partnership to pay to the GP Buyer all Transaction Costs (as defined in Section 8.1 below) incurred by the Buyers, by check or wire transfer of immediately available funds, within 15 days following the MGP Seller's receipt of the GP Buyer's accounting of the Transaction Costs incurred by it and the LP Buyer. In the event of the termination of this Agreement under Section 7.1(b) as a result of a breach by any Seller, the MGP Seller shall cause the Partnership to pay to the GP Buyer, in addition to the Transaction Costs in accordance with the preceding sentence, all other legal, accounting and other fees and expenses incurred by the Buyers through the date of termination in connection with this Agreement and the purchase of the GP Transferred Interests and the Transferred Units as contemplated by this Agreement.

     7.3 BUYERS' REMEDIES. Inasmuch as the GP Transferred Interests cannot readily be purchased or sold in the open market, irreparable damage could result in the event this Agreement is not specifically enforced. Accordingly, the rights and obligations of the Buyers under this Agreement are enforceable in a court of equity by decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection with such decree. Such remedy and all other remedies otherwise available will, however, be cumulative and nonexclusive. In accordance with the preceding sentences, (a) in the event that the requisite number of limited partners of the Partnership consent to the Amendment, the Buyers shall be entitled to a decree by a court of equity that each of the Sellers specifically perform their obligations under this Agreement by selling their respective GP Transferred Interests to the GP Buyer or Transferred Units to the LP Buyer, as the case may be, and (b) in the event that the requisite number of limited partners of the Partnership do not consent to the Amendment, the Buyers shall be entitled to a decree by a court of equity that the MGP Seller specifically perform its obligations under this Agreement by, upon receipt of notice to such effect from the Buyers, purchasing all Units owned by the Buyers and their Affiliates in accordance with the terms of Section 5.1 of this Agreement. In addition, no right or remedy conferred on or reserved to the Buyers is exclusive of any other right or remedy available by law or in equity to the Buyers, but each such remedy is cumulative of every right or remedy available.


                             ARTICLE VIII
                             MISCELLANEOUS
                             -------------

     8.1 EXPENSES. The Partnership shall be responsible for all fees and expenses incurred by it, the AGP Seller, the LP Sellers, the GP Buyer and the LP Buyer in connection with the Consent Solicitation including, without limitation, all legal, accounting and other fees and expenses payable by the Buyers and the Sellers in connection therewith (the "Transaction Costs"). The Transaction Costs shall include, but not be limited to, all fees and expenses payable to counsel for the Buyers and the Sellers with respect to the preparation and negotiation of the Consent Solicitation Statement and all fees and expenses payable to the Agent retained for purposes of the Consent Solicitation. The MGP Seller expressly agrees that all of such costs and expenses shall be paid by the Partnership even if the requisite number of limited partners of the Partnership do not consent to the Amendment.





     8.2 NOTICES. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered upon personal delivery thereof, or upon delivery by facsimile electronic transmission (provided an original thereof shall be sent to the other party via Overnight Courier (as herein defined) after the electronic transmission), or on the next business day following delivery to a reliable and recognized air freight or local delivery service ("Overnight Courier"), or two (2) business days following deposit thereof in the U.S. mail (return receipt requested), provided any such notices shall be addressed or delivered to the parties at their respective addresses or facsimile numbers set forth below:


If to either Buyer:   Maxum LLC or Western Real Estate Investments, LL
                      1175 West Moana Lane
                      Suite 200
                      Reno, Nevada  89509
                      Telephone:  (775) 830-6665
                      Facsimile:  (775) 825-7705

If to either GP Seller:RAM Funding, Inc or Presidio AGP Corp.
                      100 Jericho Quadrangle
                      Suite 214
                      Jericho, New York  11753
                      Attn:  Peter Braverman
                      Telephone:  (516) 822-0022
                      Facsimile:  (516) 433-2777

If to any LP Seller:  at the address provided under such LP Seller's signature on the signature pages attached to this Agreement

All costs and expenses of delivery shall be borne and paid for by the delivering party. No notice shall be deemed duly delivered hereunder unless all postage or delivery charges shall have been prepaid by the sending party or otherwise delivered to the receiving party free of delivery charges. Any party shall have the right to change its address for notice by delivery of a written notice to that effect in the manner herein provided.

     8.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect to the subject matter hereof. This Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of his or its liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

     8.4 HEADINGS. Section and article headings used herein are for convenience and ease of reference only and are not intended to have any legal effect. Accordingly, no reference shall be made to any such article or section headings for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed one Agreement.





     8.6   TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

In the event the parties hereto shall elect to extend the time for performance, or extend the Closing Date, any such election shall be set forth in a written instrument, such election shall nevertheless not be deemed a waiver on the part of either party of time as being of the essence of this Agreement.

     8.7 JOINT AND SEVERAL. All representations, warranties and agreements of any of the Sellers are made jointly and severally. All representations, warranties and agreements of either of the Buyers are made jointly and severally.

     8.8 LEGAL ACTION. In any action at law or in equity arising out of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and court costs in addition to any other relief to which it may be entitled.

     8.9 CONTINUING REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyers and the Sellers which are set forth in this Agreement or any instrument executed pursuant to this Agreement are independent of the other provisions of this Agreement and will survive the Closing Date or the Alternative Closing Date, the transactions contemplated by this Agreement and any termination of the same for a period of one year therefrom.

     8.10 ASSIGNMENT. The LP Buyer may assign its rights under this Agreement to an Affiliate, nominee or related entity, and each of the Sellers agrees to recognize such assignee as the LP Buyer under this Agreement.

     8.11 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.




                       [signature page follows]




     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


GP BUYER:                         LP BUYER:

MAXUM LLC                         WESTERN REAL ESTATE INVESTMENTS, LLC


By:  /s/ Ben Farahi               By:  /s/ Ben Farahi
     -----------------------           ------------------------------
     Name:  Ben Farahi                 Name:  Ben Farahi
     Title: Managing Member            Title: Member



MGP SELLER:                       AGP SELLER:

RAM FUNDING, INC.                 PRESIDIO AGP CORP.

By:  /s/ Peter Braverman          By:  /s/ Peter Braverman
     -----------------------           ------------------------------
     Name:  Peter Braverman            Name:  Peter Braverman
     Title: Vice President             Title: Vice President



                                  LP SELLERS:



                                  PRESIDIO CAPITAL INVESTMENT COMPANY LLC

                                  By:  /s/ David G. King
                                       ------------------------------
                                       Name:  David G. King
                                       Title: Authorized Signatory



                                  PRESIDIO PARTNERSHIP II CORP.

                                  By:  /s/ Peter Braverman
                                       ------------------------------
                                       Name: Peter Braverman
                                       Title: Peter Braverman



                                  BIGHORN ASSOCIATES LLC

                                  By:  PCIC MANAGER CORP.


                                       By:   /s/ Peter Braverman
                                             ------------------------
                                             Name:  Peter Braverman
                                             Title: Vice President






                               EXHIBIT A

                    LIABILITIES OF THE PARTNERSHIP



$45,531.63 is owed to Lasky & Rifkind in connection with the Class Action together with all other amounts due from time to time to Lasky & Rifkind with respect to the Class Action.





                               EXHIBIT B

                               INSURANCE



                             See attached.





                               EXHIBIT C

                          FORM OF ASSIGNMENT




                             See attached.




                               EXHIBIT D

           LIST OF TENANTS TO DELIVER ESTOPPEL CERTIFICATES




                          The Good Guys, Inc.

                    Smith Food & Drug Centers, Inc.





                               EXHIBIT E

                FORM OF CONSENT SOLICITATION STATEMENT




                             See attached.























